EXPLORATION AGREEMENT WITH

OPTION TO FORM JOINT VENTURE

(WILLOW CREEK PROPERTY)

THIS EXPLORATION AGREEMENT WITH OPTION TO FORM JOINT VENTURE (WILLOW CREEK PROPERTY) (the “Agreement”) is made effective this 16th day of June, 2008 (the “Effective Date”) by and between CARLIN GOLD US INC., a Nevada corporation (“Carlin US”); and PIEDMONT MINING COMPANY, INC., a North Carolina corporation (“Piedmont”).

RECITALS

A.      Carlin US owns the “QA” and “QC” groups of one hundred nineteen (119) unpatented lode mining claims situated in Elko County, Nevada (the “QA/QC Claims”). The QA/QC Claims are more particularly described on Exhibit A-1 attached hereto.

B.       Barrick Gold Exploration Inc., a Delaware corporation (“Barrick”), owns the “CC” group of thirty-nine (39) unpatented lode mining claims situated in Elko County, Nevada (the “CC Claims”). The CC Claims are more particularly described on Exhibit A-2 attached hereto. The CC Claims are subject to the Option Agreement (Currant Creek) dated June 23, 2004 among Placer Dome U.S. Inc., a California corporation (“Placer Dome”) as optionor; and Rubicon Minerals Corporation, a British Columbia corporation (“Rubicon”), Toquima Minerals Corporation, a British Columbia corporation (“Toquima Canada”), and Carlin US as optionees. The Option Agreement has been modified by the First Amendment to Option Agreement dated June 3, 2005; the Second Amendment to Option Agreement dated April 13, 2007; and the Letter Extending

Option Period dated August 22, 2007. The foregoing agreements are collectively referred to as the “Option Agreement.”

C.        Rubicon is the former shareholder of Toquima Canada. Pursuant to a Plan of Arrangement dated July 13, 2006, Carlin Gold Corporation, a British Columbia corporation (“Carlin”) acquired all of the issued and outstanding shares of Toquima Canada. Carlin US is the wholly-owned subsidiary of Carlin. Pursuant to the Waiver and Assumption of Obligations Agreement dated April 18, 2006, Rubicon released and waived its right of first offer regarding the Property, as defined in this Agreement, and Carlin agreed to assume and perform all of Rubicon’s obligations under the Option Agreement. Barrick is the successor-in-interest of Placer Dome.

D.       Toquima Minerals US Inc., a Nevada corporation (“Toquima US”), held a number of interests in the properties constituting the Willow Creek Property. Toquima US was merged into Carlin US on December 28, 2007. The property interests formerly held by Toquima US were transferred to Carlin US by operation of law.

E.        Toquima US entered into a “Mining Lease and Option to Purchase Agreement” dated January 15, 2004 (the “Mining Lease”) with W.H. Gibbs Company, a Nevada corporation, as lessor. The Mining Lease affects 480 acres of fee land situated in Elko County, Nevada (the “Fee Land”). The Fee Land is more particularly described on Exhibit A-3 attached hereto. The Mining Lease is subject to a first amendment dated August 31, 2004.

F.       The agreements described in Recitals B and E may be referred to as the “Underlying Agreements” which in the singular means each of and, collectively, both of the two agreements

G.      The QA Claims, QC Claims, CC Claims, and Fee Lands (together with all contractual rights related thereto) shall be referred to collectively as the “Property”. The term Property shall include all ores, minerals, surface and mineral rights, and the right to explore, mine, and remove the same, and all water rights and improvements, easements, licenses, rights of way, and other interests of pertinence thereto. The Property shall also apply to any additional rights and interests acquired in the Area of Interest.

H.      Piedmont wishes to acquire an interest in the Property by making certain cash payments to Carlin US and a stock distribution to Carlin, and by providing exploration funding for a work program on the Property pursuant to Section 1.1 of this Agreement.

I.        Carlin US shall be the operator commencing on the Effective Date and continuing through the earn-in period as long as Robert Thomas remains Carlin US’s representative. In the event that Mr. Thomas ceases to be Carlin US’s representative, Piedmont may elect to act as operator and appoint another qualified person to manage Piedmont’s operations under this Agreement. Piedmont’s initial capital contribution shall be $3,500,000, pursuant to section 1.1. Piedmont and Carlin US will enter into a separate “Services Agreement” pertaining to the conduct of exploration activities during this period. If the parties form a joint venture (“Joint Venture”), the appointment of the manager shall be governed by the Joint Venture Agreement contemplated under Section 3.1.

J.        Following completion of the work program and satisfaction of the terms and conditions of Section 1.1 of this Agreement, Piedmont and Carlin US may form a Joint Venture for further exploration and development of the Property.

K.      Definitions - The following defined terms, wherever used in this Agreement, shall have the meanings described below:

“Exploration Expenditures” means all costs incurred for the benefit of the Property for Exploration Work pursuant to this Agreement, including but not limited to:

(a) salaries, wages and costs of benefits, labor expenses and travel and living expenses for Piedmont’s and Carlin US’s employees employed directly or for the benefit of the property; (b) costs and expenses of equipment, machinery, materials and supplies; (c) all payments to contractors for work on or for the benefit of the Property; (d) cost of sampling, assays, metallurgical testing and analyses and other costs to determine the quantity and quality of minerals on the Property; (e) costs incurred to apply for and obtain approvals, consents, licenses, permits and rights-of-way and other similar rights in connection with activities on the Property; (f) costs incurred for the administration of this Agreement; (g) expenses and payment of rentals, bonuses, minimum advance royalties and other payments pursuant to the Underlying Agreement, if any; (h) costs and expenses of performance of annual assessment work, if required to be performed; (i) costs and expenses of payment of federal annual mining claim maintenance fees and filing and recording of proof of payment of federal annual claim maintenance fees; (j) costs and expenses of payment of all required county recording fees; (k) all costs and expenses for the performance of all obligations under the Underlying Agreement, if any; (l) all taxes and assessments levied against the Property; (m) costs incurred to acquire new properties in the Area of Interest; and (m) an Overhead Amount before the formation of the Joint Venture in the manner prescribed in Section 1.4.

“Exploration Work” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of minerals on the Property.

THEREFORE, the parties have agreed as follows:

SECTION ONE

Exploration Agreement

1.1     Option to Earn 51% Interest. Carlin US hereby grants to Piedmont the exclusive option to earn an undivided fifty-one percent (51%) interest in the Property by making the following payments and distributions during a five-year period:

a.       Upon execution of this Agreement, TWENTY-ONE THOUSAND, ONE HUNDRED AND ONE DOLLARS ($21,101.00) will be paid to Carlin US as reimbursement for the 2007-2008 BLM claim maintenance and Elko County filing fees. In addition, THIRTY THOUSAND DOLLARS ($30,000) will be paid to Carlin US as reimbursement for the January 15, 2008 rental payment paid to Gibbs. These funds will come out of the $300,000 payment made by Piedmont upon signing for the first year’s exploration work requirement (Section 1.4).

b.      Piedmont will make a cash payment to Carlin US of TEN THOUSAND DOLLARS ($10,000.00) on each anniversary of the Effective Date.

c.       Piedmont agrees to make a payment of THREE HUNDRED THOUSAND DOLLARS ($300,000.00) at signing of this agreement, to cover Exploration Expenditures during year one (1) following the Effective Date. This is a binding commitment and cannot be cancelled through termination of this Agreement. The Exploration Work shall include exploratory drilling of not less than 5,000 linear feet. Payments to Carlin US outlined in Section 1.1(a) and 1.1(b) shall be considered part of the first year’s binding work commitment.

d.      Thereafter, Piedmont may elect to continue funding the Exploration Work on the Property by completing the following Exploration Expenditures requirements:

Year of Agreement	Amount of Exploration Expenditures
2	Additional $500,000.00
3	Additional $700,000.00
4	Additional $1,000,000.00
5	Additional $1,000,000.00

Piedmont’s performance of its annual Exploration Expenditures requirement shall be a condition subsequent to the effectiveness of this Agreement. If Piedmont does not complete the performance of its annual Exploration Expenditures requirements by the end of each Agreement Year, Carlin US may declare a default in accordance with Section 4.2 below.

The total Exploration Expenditures to be made by Piedmont over a 5 year period shall be THREE MILLION, FIVE HUNDRED THOUSAND DOLLARS ($3,500,000.00), which amount is the Initial Capital Contribution (“Initial Capital Contribution”) of Piedmont. All payments made by Piedmont for the benefit of the Willow Creek Project pursuant to Sections 1.1(a), 1.1(b), and 1.1(c) above and Sections 1.4, 1.5, 1.6, and 1.7 below shall be credited towards the Exploration Expenditure requirements. Any excess of Exploration Expenditures in one year shall be carried forward as a credit against subsequent years’ Exploration Expenditure requirements.

1.2     Distribution of Stock. Within fifteen (15) working days following execution of this Agreement, Piedmont will issue ONE HUNDRED THOUSAND (100,000) shares of its unregistered Common Stock (“Stock”) to Carlin, subject to such limitations and holding periods as may be required by U.S. and Canadian regulatory authorities. The Stock shall be subject to the legend set forth in Section 1.9 below. Piedmont agrees to provide Carlin with “piggyback” registration rights with respect to this Stock.

1.3      Formation of Joint Venture. At such time as Piedmont has funded THREE MILLION, FIVE HUNDRED THOUSAND DOLLARS ($3,500,000.00) in accordance with Sections 1.1(a) 1.1(b), and 1.1(c) above, and provided that Piedmont has satisfied all other obligations set forth in this Section One, Piedmont shall notify Carlin US in writing, and Piedmont will have earned an undivided 51% interest in the Property. Piedmont shall then proceed to form a 51% Joint Venture with Carlin US in accordance with Section 3 below.

1.4     Funding of Exploration Activities. Concurrent with the execution of this Agreement, Carlin US will open the “Carlin US-Willow Creek Account” at the Virginia Street main branch of U.S. Bank in Reno, Nevada. Piedmont’s check for THREE HUNDRED THOUSAND DOLLARS ($300,000.00) will be deposited into this Account, representing the first year’s binding work commitment. These funds shall be used exclusively to pay costs associated with the Willow Creek Project.

Piedmont and Carlin US shall form an exploration budget committee (“Budget Committee”) comprised of representatives for each of Piedmont and Carlin US. The initial representatives shall be Lew Gustafson for Piedmont and Robert Thomas for Carlin US. The Budget Committee shall agree on the initial work program which will be funded by Piedmont’s initial $300,000 payment.

During the term of this Agreement, Exploration Expenditure budgets beyond the initial commitment shall be made monthly or for such longer periods as agreed to by the Budget Committee. An agreed upon budget shall be funded in full by Piedmont within fifteen (15) days of written notice by the Budget Committee by check to the Carlin US-Willow Creek Account and in any event prior to commencement of any exploration activity by Carlin US pursuant to the Agreement. If the Budget Committee is unable to reach a consensus with respect to the exploration program during the earn-in period, Piedmont’s representative shall have the deciding vote.

Carlin US, while operator of the Willow Creek Project, will receive, review, and approve individual invoices for services and materials associated with the Project. Carlin US will forward approved invoices to Piedmont’s representative, presently Lew

Gustafson, for Piedmont’s review and approval. If written approval has not been received within 48 hours, invoices will be deemed to be approved. Approved invoices will then be returned to Carlin US for payment, with copies forward to Robert Shields of Piedmont and Ms. Donna Waga, Piedmont’s independent Certified Public Accountant. Carlin US will then be authorized to write and issue checks or other payment for the approved invoices. Carlin US shall be authorized to pay bills of less than $1,000.00 without approval by Piedmont and will submit copies of receipts for such expenditures to Piedmont.

U.S. Bank will send monthly statements for the Carlin US-Willow Creek Account to Carlin US, along with originals or copies of the checks paid. Carlin will in turn forward monthly statements and copies of checks paid on to Piedmont. Carlin US may charge an overhead amount (“Overhead Amount”) of TEN PERCENT (10%) on all goods and services acquired for the project except for drilling, road construction, sample prep and assay costs.

1.5     Bonding. Reclamation Bond No. NVB000688 in the amount of SEVENTEEN THOUSAND, SEVEN HUNDRED AND THIRTY-THREE DOLLARS ($17,733.00) previously posted by Carlin US for the first year’s drill program will be transferred to Piedmont’s name, and Carlin US shall be reimbursed this amount from the initial $300,000 paid into the Account not later than 30 days after this Agreement has been executed by all parties, such amount shall be creditable against the first years’ Exploration Expenditures requirement. The parties agree to diligently prepare, execute, and submit applications to the Bureau of Land Management and the Nevada Division of

Environmental Protection for transfer of all bonds and other permits. In the event that Piedmont terminates the Agreement, it will transfer the bond back to Carlin US and be reimbursed promptly for the bond amount then in effect.

1.6     Claim Maintenance. Carlin US shall have the obligation to maintain the claims in good standing. So long as the Agreement has not been terminated prior to the earlier of June 1 of each year or the date provided for maintenance of the mining claims subject to the Option Agreement, Piedmont shall deliver funds to Carlin US by July 1 to make the claim payments, and these payments shall be credited against Piedmont’s work expenditure requirements. Carlin US shall pay the federal claim maintenance fees to the Nevada Bureau of Land Management by August 1 of each year, and Carlin US shall file an Affidavit and Notice of Intent to Hold with the Elko County Recorder not later than October 1 of each year. Carlin US shall promptly provide evidence of these filings to Piedmont. Piedmont’s claim maintenance obligation for the assessment year 2008-2009 is unconditional. Termination after June 1 in any calendar year obligates Piedmont to pay BLM and Elko County fees due in that calendar year.

1.7      Maintenance of Contracts. For so long as this Agreement remains in good standing, Piedmont shall timely pay all monies and satisfy all other obligations required by the Option Agreement and Mining Lease. In particular, Piedmont shall make the rental payments required by Section 4.1 of the Mining Lease with Gibbs, which payments shall be credited against the Exploration Expenditure requirements.

1.8     Area of Interest. The parties hereby establish an Area of Interest extending one (1) mile from the exterior boundaries of the Property (and including any interior fractions). The Area of Interest is illustrated in Exhibit A-4. Any claims located by Carlin US or Piedmont within the Area of Interest shall be subject to the terms of this Agreement.

1.9     Limitations on Stock Transfer. The distributions of Common Stock described in Section 1.2 above shall be subject to the restrictions set forth in this Section, as well as any additional restrictions imposed by regulatory authorities. Carlin represents and warrants that it is acquiring the equity securities of Piedmont for investment purposes only and without any view to further distribution thereof other than pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”), and any provisions established to the satisfaction of Piedmont. In addition, Carlin agrees that the Common Stock issued hereby shall bear a legend substantially in accordance with that set forth below, together with any other legends required (1) under applicable law, (2) pursuant to the Certificate of Incorporation of Piedmont, (3) pursuant to any agreement to which Piedmont and Carlin may be a party. In accordance with the foregoing, the legend set forth on the Certificates representing the Common Stock shall be as follows:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THESE SECURITIES MAY NOT BE SOLD

OR TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (2) WITH AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS.

Piedmont covenants that it will include the Common Stock in any registration statement which it files with regulatory agencies following distribution of the Common Stock.

SECTION TWO

Conduct of Exploration Work

The following provisions shall govern exploration activities on the Property during the term of the Exploration Agreement described in Section 1 above.

2.1     Conduct of Work. Piedmont or its delegate, Carlin US, shall perform its exploration activities on the Property in accordance with good mining practice, shall comply with the applicable laws and regulations relating to the performance of exploration and mining operations on the Property, and shall comply with the applicable worker's compensation laws of the State of Nevada.

2.2     Liability and Insurance. Piedmont and its assigned operator shall defend, indemnify, and hold the Property owners and Carlin US harmless from any claims, demands, or liabilities arising from or relating to Piedmont’s activities on the Property. Piedmont shall obtain and carry a policy of public liability insurance in the minimum amounts of $1,000,000.00 or more for personal injury and $300,000.00 for property damage, protecting Carlin US against any claims for injury to persons or damage to property resulting from Piedmont’s operations. Piedmont shall provide Carlin US with a certificate of insurance evidencing such insurance.

2.3     Liens. Piedmont and its assigned operator shall keep the Property free and clear from any and all mechanics’ or laborers’ liens arising from labor performed on or material furnished to the Property at Piedmont’s request. However, a lien on the Property shall not constitute a default if Piedmont, in good faith, disputes the validity of the claim, in which event the existence of the lien shall constitute a default thirty (30) days after the validity of the lien has been adjudicated adversely to Piedmont.

2.4     Acquisition of Permits. Piedmont or its assigned operator shall diligently and timely apply for and acquire all federal, state, and local permits required for its operations. Piedmont shall be responsible for reclamation of only those areas disturbed by Piedmont’s activities and the costs of reclamation, provided, however, that the cost of such reclamation shall be borne by Piedmont. Piedmont will post any operating and reclamation bonds required by regulatory agencies for work on the Property. The bond(s) will revert to Piedmont upon satisfactory completion of the reclamation program.

2.5     Inspection of Property. Both Piedmont and Carlin US shall be permitted to enter upon the Property at all reasonable times for the purpose of inspection, but shall enter upon the Property at its own risk and so as not to hinder unreasonably the operations of the Piedmont. Carlin US shall indemnify and hold Piedmont harmless from any damage, claim, or demand by reason of injury to inspecting party or its agents or representatives on the Property or the approaches thereto.

2.6     Inspection of Accounts. The operator shall keep accurate books and records of accounts reflecting its exploration activities on the Property. Each party shall have the right, either itself or through a qualified accountant of its choice and at its cost, to examine and inspect the books and records of the operator US pertaining to its exploration activities on the Property.

SECTION THREE

Joint Venture

3.1     Formation of Joint Venture. If Piedmont elects to form a Joint Venture with Carlin US in accordance with Section 1.2 above, the parties will negotiate in good faith an agreement to form a Joint Venture in the general format of Form 5A (“Form 5A”) prepared by the Rocky Mountain Mineral Law Foundation. At the election of either party, the parties shall use Form 5A-LLC in place of Form 5A, and all references in this Agreement to Form 5A shall then refer to Form 5A-LLC.

3.2     Participating Interests. Following its expenditure of $3,500,000.00, Piedmont shall have a Participating Interest of 51% and Carlin US will have a Participating Interest of 49%. The deemed value of Carlin US’s Initial Capital Contribution shall be $3,362,745.00. The value of Piedmont’s initial capital contribution shall be $3,500,000.00.

3.3     Operator. Following formation of the Joint Venture, Piedmont shall be the Operator of the Joint Venture, except as otherwise provide in Section 3.1. If Piedmont’s participating interest becomes less than 50%, Carlin US may elect to become the operator. A Management Committee, consisting of two representatives of each party, shall be responsible for approving programs and budgets and for determining the general policies and directions to be adopted by the Operator in the conduct of its operations. The Management Committee shall meet at least once annually and otherwise on ten (10) days’ advance written notice given by either party.

Prior to the commencement of each contract year, the Operator shall propose Programs and Budgets to the Management Committee at least annually for periods determined necessary or appropriate by the Operator. Programs and Budgets for exploration or mining operations shall not exceed one (1) year without unanimous approval of the Participants. The Management Committee will vote upon the proposed work plan and budget within thirty (30) days after delivery by the Operator. Each Party shall give notice to the Operator within thirty (30) days after a Program and Budget is approved by the Management Committee whether it will fund its share of expenditures in respect of such Program and Budget. Each Party who elects to fund its share shall be obligated to do so.

If the Operator does not propose a Program and Budget requiring a total annual expenditure of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) or more prior to the beginning of an annual budget period, then, within thirty (30) days after the beginning of the annual period, unless both parties agree to a lesser amount, the non-Operator may propose a Program and Budget requiring an annual expenditure of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) or more, and the non-Operator shall thereupon become the Operator. The former Operator shall be entitled to meet with the new Operator to discuss the proposed Program and Budget and suggest any changes it feels are appropriate. The new Operator shall immediately thereafter finalize the Program and Budget and deliver it to the former Operator, whereupon it shall be deemed to have been approved by the Management Committee. If the non-Operator does not present such a proposed budget within thirty (30) days after the beginning of the annual period, then the non-Operator will have waived its right to do so for that annual period.

3.4     Cash Calls and Dilution. Following approval of an annual program and budget, the Operator shall make cash calls from time to time for the conduct of operations. A party receiving a cash call must contribute its share within fifteen (15) days of receiving the notice. Failure by either party to participate in the cash call shall result in straight-line dilution in accordance with Form 5A. A party whose Participating Interest falls below ten percent (10%) shall be deemed to have withdrawn from the Joint Venture, and thereafter that party shall elect, on a one-time basis to receive either (1) five percent (5%) of net profits from the Joint Venture, as determined in accordance with standard accounting principles; or (2) a royalty on production equal to two percent (2%) of net smelter returns, as more particularly described on Exhibit B attached hereto.

SECTION FOUR

Termination and Default

4.1     Termination. Subject to satisfaction of the provisions of Sections 1.1(a), 1.1(b), 1.1(c), and 1.5, 1.6 and 1.7 above, Piedmont shall have the right to terminate this Agreement at its sole discretion at any time by giving thirty (30) days’ advance written notice to Carlin US. Upon termination, Carlin US shall retain all payments previously made as liquidated damages and this Agreement shall cease and terminate. Piedmont will provide Carlin US with all factual data, maps, assays, and reports pertaining to the Property. Piedmont will also deliver a Quitclaim Deed to Carlin US.

4.2     Default. If Piedmont fails to perform its obligations under this Agreement, and in particular fails to make any payment due to Carlin US hereunder, Carlin US may declare Piedmont in default by giving Piedmont written notice of default which specifies the obligation(s) which Piedmont has failed to perform. If Piedmont fails to remedy a default in payment within fifteen days (15) of receiving the notice of default, and thirty (30) days for any other default, Carlin US may terminate this Agreement and Piedmont shall peaceably surrender possession of the Property to Carlin US. Notice of termination shall be in writing and served in accordance with this Agreement.

SECTION FIVE

Notices and Payments

5.1     Notices. All notices to Piedmont or Carlin US shall be in writing and shall be sent certified or registered mail, return receipt requested, to the addresses below. Notice of any change in address shall be given in the same manner.

TO PIEDMONT:	Piedmont Mining Company, Inc.
P.O. Box 20675
New York, New York 10021

With copy to:	Lewis B. Gustafson

5320 Cross Creek Lane

Reno, Nevada 89511

With copy to:	Richard W. Harris, Esq.
Harris & Thompson
6121 Lakeside Drive, Suite 260
Reno, Nevada 89511

TO CARLIN US:	Carlin Gold US Inc.

1 East Liberty Street, Suite 424

Reno, Nevada 89501

With copy to:	Patricia D. Sandberg

DuMoulin Black LLP

10th Floor, 595 Howe Street

Vancouver, British Columbia V6C 2T5

5.2     Payments. All payments shall be in U.S. currency payable to Carlin US at the Reno address above.

SECTION SIX

Assignment

No party may assign its interest in this Agreement, in whole or in part, without prior written consent of the other party, which consent shall not be unreasonably withheld.

SECTION SEVEN

Representation of Title

7.1     Warranty. Carlin US represents, to the best of its knowledge, that (1) Carlin US owns the QA/QC Claims described in Exhibit A-2; (2) the Option Agreement is presently in good standing, and there exist no conditions of default; (3) the Mining Lease is presently in good standing, and there exist no conditions of default; (4) subject to the paramount title of the United States and the requirement for discovery of minerals, the unpatented mining claims are valid under the mining laws of the United States and the State of Nevada; (5) Carlin US has and will continue to have the right to commit the Property to this Agreement; (6) and Carlin US is not aware of any claim disputes, legal actions, or environmental hazards affecting the Property.

7.2     Encumbrances. To the best of Carlin US’ knowledge, the Property is subject only to the Option Agreement, Mining Lease, the Deed of Trust which encumbers the fee lands subject to the Mining Lease, and such other matters of record which Carlin US has disclosed to Piedmont; and there exist no other encumbrances, rights of first refusal, or limitations affecting the Property.

SECTION EIGHT

Force Majeure

8.1     Suspension of Obligations. If Carlin US or Piedmont is prevented by Force Majeure from timely performance of any of its obligations hereunder, the failure of performance shall be excused and the period for performance shall be extended for an additional period equal to the duration of Force Majeure. Upon the occurrence and upon the termination of Force Majeure, Carlin US or Piedmont shall promptly notify the other party in writing. Carlin US or Piedmont shall use reasonable diligence to remedy Force Majeure, but shall not be required to contest the validity of any law or regulation or any action or inaction of civil or military authority. The party which has invoked a condition of Force Majeure shall give written notice to the other party upon cessation of the Force Majeure.

8.2     Definition of Force Majeure. “Force Majeure” means any cause beyond a party's reasonable control, including law or regulation; action or inaction of civil or military authority; inability to obtain any license, permit, or other authorization that may be required to conduct operations on or in connection with the Property; interference with mining operations by a lessee of oil, gas, or geothermal resources under the Property; unusually severe weather; mining casualty; unavoidable mill shutdown; damage to or destruction of mine plant or facility; fire; explosion; flood; insurrection; riot; war; labor disputes; inability after diligent effort to obtain workmen, material, or fuel supplies; unavailability of equipment, including drill rigs with qualified drillers; delay in transportation; acts of God; and a shutdown of the United States banking system. Failure to timely, properly, and diligently apply for necessary government permits shall not be an event of Force Majeure.

SECTION NINE

Miscellaneous Provisions

9.1     Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.

9.2     Applicable Law. The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the State of Nevada.

9.3     Entire Agreement. This Agreement terminates and replaces all prior agreements, either written, oral or implied, between the parties hereto, and constitutes the entire agreement between the parties.

9.4     Recording Memorandum of Agreement. The parties hereto agree to execute a Memorandum of this Agreement (short form) for the purpose of recording same in the records of Elko County, Nevada so as to give public notice, pursuant to the laws of the State of Nevada, of the existence of this Agreement.

9.5     Void or Invalid Provisions. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

9.6     No Partnership. Nothing in this Agreement shall create a partnership between Carlin US and Piedmont.

9.7     Press Releases. Prior to issuing any press release or other disclosure of information regarding the Willow Creek Property, Piedmont or Carlin US, as the case may be, shall submit its press release or information disclosure to the other party for review and approval. If no comments or approval have been given by the receiving party within two (2) working days following receipt, the press release or information distribution shall be deemed approved.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

CARLIN GOLD US INC., a Nevada
corporation

By /s/ K. Wayne Livingstone
K. WAYNE LIVINGSTONE, President

PIEDMONT MINING COMPANY, INC., a North Carolina corporation

By /s/ Robert M. Shields, Jr.
ROBERT M. SHIELDS, JR., President and CEO

Piedmont/7596

exploration agreement w/option to form joint venture

(willow creek property) (carlin gold/toquima/piedmont) (5-08)

EXHIBIT A-1

QA and QC Claims, Elko County, Nevada (Willow Creek) – Sections 1, 2, 11, 12, T42N, R60E, Sections 26, 27, 34, 35, T43N, R60E, Section 7, T42N, R61E

Claim Name	Location Date	BLM NMC Nos.	County Document Nos.

QA 1	09/02/2003	853866	509448
QA 2	09/02/2003	853867	509449
QA 3	09/02/2003	853868	509450
QA 4	09/02/2003	853869	509451
QA 5	09/02/2003	853870	509452
QA 6	09/02/2003	853871	509453
QA 7	09/02/2003	853872	509454
QA 8	09/02/2003	853873	509455
QA 9	09/02/2003	853874	509456
QA 10	09/02/2003	853875	509457
QA 11	09/02/2003	853876	509458
QA 12	09/02/2003	853877	509459
QA 13	09/02/2003	853878	509460
QA 14	09/02/2003	853879	509461
QA 15	09/02/2003	853880	509462
QA 16	09/02/2003	853881	509463
QA 17	09/02/2003	853882	509464
QA 18	09/02/2003	853883	509465
QA 19	09/02/2003	853884	509466
QA 20	09/02/2003	853885	509467
QA 21	09/02/2003	853886	509468
QA 22	09/02/2003	853887	509469
QA 23	09/02/2003	853888	509470
QA 24	09/02/2003	853889	509471
QA 25	09/02/2003	853890	509472
QA 26	09/02/2003	853891	509473
QA 27	09/02/2003	853892	509474
QA 28	09/02/2003	853893	509475
QA 29	09/02/2003	853894	509476
QA 30	09/08/2003	853895	509477
QA 31	09/08/2003	853896	509478

QA 32	09/08/2003	853897	509479
QA 33	09/08/2003	853898	509480
QA 34	09/08/2003	853899	509481
QA 35	09/08/2003	853900	509482
QA 36	09/08/2003	853901	509483
QA 37	09/08/2003	853902	509484
QA 38	09/08/2003	853903	509485
QA 39	09/08/2003	853904	509486
QA 40	09/08/2003	853905	509487
QA 41	09/08/2003	853906	509488
QA 42	09/08/2003	853907	509489
QA 43	09/08/2003	853908	509490
QA 44	09/08/2003	853909	509491
QA 45	09/08/2003	853910	509492
QA 46	09/08/2003	853911	509493
QA 47	09/08/2003	853912	509494
QA 48	09/08/2003	853913	509495
QA 49	09/08/2003	853914	509496
QA 50	12/13/2006	945747	566811
QA 51	12/15/2006	945748	566812
QA 52	12/15/2006	945749	566813
QA 53	12/15/2006	945750	566814
QA 54	12/15/2006	945751	566815
QA 55	12/15/2006	945752	566816
QA 56	12/15/2006	945753	566817
QA 57	12/15/2006	945754	566818
QA 58	12/15/2006	945755	566819
QA 59	12/15/2006	945756	566820
QA 60	12/15/2006	945757	566821
QA 61	12/15/2006	945758	566822
QA 62	12/15/2006	945759	566823
QA 63	12/14/2006	945760	566824
QA 64	12/14/2006	945761	566825
QA 65	12/14/2006	945762	566826
QA 66	12/14/2006	945763	566827
QA 67	12/14/2006	945764	566828
QA 68	12/14/2006	945765	566829

QA 69	12/14/2006	945766	566830
QA 70	12/14/2006	945767	566831
QA 71	12/13/2006	945768	566832
QA 72	12/13/2006	945769	566833
QA 73	12/13/2006	945770	566834
QA 74	12/13/2006	945771	566835
QA 75	12/13/2006	945772	566836
QA 76	12/13/2006	945773	566837
QA 77	12/13/2006	945774	566838
QA 78	12/13/2006	945775	566839
QA 79	12/13/2006	945776	566840
QC 1	09/08/2003	853915	509498
QC 2	09/08/2003	853916	509499
QC 3	09/08/2003	853917	509500
QC 4	09/08/2003	853918	509501
QC 5	09/08/2003	853919	509502
QC 6	09/08/2003	853920	509503
QC 7	09/08/2003	853921	509504
QC 8	09/08/2003	853922	509505
QC 9	09/08/2003	853923	509506
QC 10	09/08/2003	853924	509507
QC 11	09/08/2003	853925	509508
QC 12	09/08/2003	853926	509509
QC 13	09/08/2003	853927	509510
QC 14	09/08/2003	853928	509511
QC 15	09/08/2003	853929	509512
QC 16	09/08/2003	853930	509513
QC 17	10/18/2003	853931	509514
QC 18	10/18/2003	853932	509515
QC 19	10/18/2003	853933	509516
QC 20	10/18/2003	853934	509517
QC 21	10/18/2003	853935	509518
QC 22	10/18/2003	853936	509519
QC 23	10/18/2003	853937	509520
QC 24	10/18/2003	853938	509521
QC 25	10/18/2003	853939	509522
QC 26	10/18/2003	853940	509523

QC 27	10/18/2003	853941	509524
QC 28	10/18/2003	853942	509525
QC 29	10/18/2003	853943	509526
QC 30	10/18/2003	853944	509527
QC 31	10/18/2003	853945	509528
QC 32	10/18/2003	853946	509529
QC 33	10/18/2003	853947	509530
QC 34	10/18/2003	853948	509531
QC 35	10/18/2003	853949	509532
QC 36	10/18/2003	853950	509533
QC 37	10/18/2003	853951	509534
QC 38	10/18/2003	853952	509535
QC 39	10/18/2003	853953	509536
QC 40	10/18/2003	853954	509537

QA, QC claims owned by Carlin Gold US Inc.

EXHIBIT A-2

CC Claims, Elko County, Nevada (Currant Creek) - Sections 12, 13, T42N, R60 E, and Sections 7, 18, T42N, R61E:

Claim Name	BLM Serial Number	Elko County Recording Book/Page

CC 1	NMC 850830	Book 3 Page 47753
CC 2	NMC 850831	Book 3 Page 47754
CC 3	NMC 850832	Book 3 Page 47755
CC 4	NMC 850833	Book 3 Page 47756
CC 5	NMC 850834	Book 3 Page 47757
CC 6	NMC 850835	Book 3 Page 47758
CC 7	NMC 850836	Book 3 Page 47759
CC 8	NMC 850837	Book 3 Page 47760
CC 9	NMC 850838	Book 3 Page 47761
CC 10	NMC 850839	Book 3 Page 47762
CC 11	NMC 850840	Book 3 Page 47763
CC 12	NMC 850841	Book 3 Page 47764
CC 13	NMC 850842	Book 3 Page 47765
CC 14	NMC 850843	Book 3 Page 47766
CC 15	NMC 850844	Book 3 Page 47767
CC 16	NMC 850845	Book 3 Page 47768
CC 17	NMC 850846	Book 3 Page 47769
CC 18	NMC 850847	Book 3 Page 47770
CC 19	NMC 850848	Book 3 Page 47771
CC 20	NMC 850849	Book 3 Page 47772
CC 21	NMC 850850	Book 3 Page 47773
CC 22	NMC 850851	Book 3 Page 47774
CC 23	NMC 850852	Book 3 Page 47775
CC 24	NMC 850853	Book 3 Page 47776
CC 25	NMC 850854	Book 3 Page 47777
CC 26	NMC 850855	Book 3 Page 47778
CC 27	NMC 850856	Book 3 Page 47779
CC 28	NMC 850857	Book 3 Page 47780
CC 29	NMC 850858	Book 3 Page 47781
CC 30	NMC 850859	Book 3 Page 47782

CC 31	NMC 850860	Book 3 Page 47783
CC 32	NMC 850861	Book 3 Page 47784
CC 33	NMC 850862	Book 3 Page 47785
CC 34	NMC 850863	Book 3 Page 47786
CC 35	NMC 850864	Book 3 Page 47787
CC 36	NMC 850865	Book 3 Page 47788
CC 37	NMC 850866	Book 3 Page 47789
CC 38	NMC 850867	Book 3 Page 47790
CC 39	NMC 850868	Book 3 Page 47791

CC claims are under option to Carlin Gold US from the owner, Barrick Gold Exploration Inc., under the terms of the Option Agreement (Currant Creek) dated June 23, 2004, amended June 3, 2005, and April 17, 2007

EXHIBIT A-3

Gibbs Property Description (Private Land), Elko County, Nevada (Willow Creek) - T42N, R60E, MDB&M, Elko County, Nevada

Section 1:       N ½ NW ¼ ; SW ¼ NW ¼ ; S ½ SW ¼ ; N ½ SE ¼ ; SW ¼ SE ¼

Section 2:	S ½ of the NE ¼
Section 11:	NE ¼ NE ¼
Section 12:	NW ¼ NW ¼

Gibbs property is leased by Carlin Gold US from the owner, W.H. Gibbs Company, under the terms of a Mining Lease and Option to Purchase Agreement dated January 15, 2004, amended August 31, 2004

Exhibit B

Net Smelter Returns

Payor:

Recipient:

1.   Definitions. The terms defined in the instrument to which this Exhibit is attached and made part of shall have the same meanings in this Exhibit. The following definitions shall apply to this Exhibit.

1.1      "Gold Production" means the quantity of refined gold outturned to Payor's account by an independent third party refinery for gold produced from the Property during the month on either a provisional or final settlement basis.

1.2      "Gross Value" shall be determined on a month basis and have the following meanings with respect to the following Minerals:

1.2.1 Gold.

(a)  If Payor sells gold concentrates, dore or ore, then Gross Value shall be the value of the gold contained in the gold concentrates, dore and ore determined by utilizing: (l) the mine weights and assays for such gold concentrates, dore and ore; (2) a reasonable recovery rate for the refined gold recoverable from such gold concentrates, dore and ore (which shall be adjusted annually to reflect the actual recovery rate of refined metal from such gold concentrates, dore and ore); and (3) the Monthly Average Gold Price for the month in which the gold concentrates, dore and ore were sold.

(b) If Payor produces refined gold (meeting the specifications of the London Bullion Market Association, and if the London Bullion Market Association no longer prescribes specifications, the specifications of such other association generally accepted and recognized in the mining industry) from Minerals, and if Section 1.2.1(a) above is not applicable, then for purposes of determining Gross Value, the refined gold shall be deemed to have been sold at the Monthly Average Gold Price for the month in which it was refined. The Gross Value shall be determined by multiplying Gold Production during the month by the Monthly Average Gold Price.

1.2.2 Silver.

(a)  If Payor sells silver concentrates, dore or ore, then Gross Value shall be the value of the silver contained in the silver concentrates, dore and ore determined by utilizing: (l) the mine weights and assays for such silver concentrates, dore and ore; (2) a reasonable recovery rate for the refined silver recoverable from such silver concentrates, dore and ore (which shall be adjusted annually to reflect the actual recovery rate of refined metal from such silver concentrates, dore and ore); and (3) the Monthly Average Silver Price for the month in which the silver concentrates, dore and ore were sold.

(b) If Payor produces refined silver (meeting the specifications for refined silver subject to the New York Silver Price published by Handy & Harmon, and if Handy & Harmon no longer publishes such specifications, the specifications of such other association or entity generally accepted and recognized in the mining industry) from Minerals, and if Section 1.2.2(a) above is not applicable, the refined silver shall be deemed to have been sold at the Monthly Average Silver Price for the month in which it was refined. The Gross Value shall be determined by multiplying Silver Production during the month by the Monthly Average Silver Price.

Net Smelter Returns Exhibit

1

1.2.3 All Other Minerals.

(a)  If Payor sells any concentrates, dore or ore of Minerals other than gold or silver, then Gross Value shall be the value of such Minerals determined by utilizing: (l) the mine weights and assays for such Minerals; (2) a reasonable recovery rate for the Minerals (which shall be adjusted annually to reflect the actual recovery rate of recovered or refined metal or product from such Minerals); and (3) the monthly average price for the Minerals or product of the Minerals for the month in which the concentrates, dore or ore was sold. The monthly average price shall be determined by reference to the market for such Minerals or product which is recognized in the mining industry as authoritative and reflective of the market for such Minerals or product.

(b)  If Payor produces refined or processed metals from Minerals other than refined gold or refined silver, and if Section 1.2.3(a) above is not applicable, then Gross Value shall be equal to the amount of the proceeds received by Payor during the month from the sale of such refined or processed metals. Payor shall have the right to sell such refined or processed metals to an affiliated party, provided that such sales shall be considered, solely for purposes of determining Gross Value, to have been sold at prices and on terms no less favorable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

1.3      "Minerals" means gold, silver, platinum, antimony, mercury, copper, lead, zinc, and all other mineral elements and mineral compounds, and geothermal resources, which are contemplated to exist on the Property or which are after the Effective Date discovered on the Property and which can be extracted, mined or processed by any method presently known or developed or invented after the Effective Date.

1.4      "Monthly Average Gold Price" means the average London Bullion Market Association Afternoon Gold Fix, calculated by dividing the sum of all such prices reported for the month by the number of days for which such prices were reported during that month. If the London Bullion Market Association Afternoon Gold Fix ceases to be published, all such references shall be replaced with references to prices of gold for immediate sale in another established marked selected by Payor, as such prices are published in Metals Week magazine, and if Metals Week magazine no longer publishes such prices, the prices of such other association or entity generally accepted and recognized in the mining industry.

1.5      "Monthly Average Silver Price" means the average New York Silver Price as published daily by Handy & Hannon, calculated by dividing the sum of all such prices reported for the month by the number of days in such month for which such prices were reported. If the Handy & Hannon quotations cease to be published, all such references shall be replaced with references to prices of silver for immediate sale in another established market selected by Payor as published in Metals Week magazine, and if Metals Week magazine no longer publishes such prices, the prices of such other association or entity generally accepted and recognized in the mining industry.

1.6      "Net Smelter Returns" means the Gross Value of all Minerals, less the following costs, charges and expenses paid or incurred by Payor with respect to the refining and smelting of such Minerals:

1.6.1 Charges for smelting and refining (including sampling, assaying and penalty charges), but not any charges or costs of agglomeration, beneficiation, crushing, extraction, milling, mining or other processing; and

Net Smelter Returns Exhibit

2

1.6.2 Actual costs of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation) of concentrates or dore metal from the Property to the smelter or refinery, but not any charges or costs of transportation of Minerals or ores from any mine on the Property to an autoclave, concentrator, crusher, heap or other leach process, mill or plant which is not a smelter or refinery.

1.7      "Property" means the real property described in the instrument to which these Net Smelter Returns provisions are attached and made a part.

1.8       "Silver Production" means the quantity of refined silver outturned to Payor's account by an independent third-party refinery for silver produced from the Property during the month on either a provisional or final settlement basis.

2.	Payment Procedures.

2.1       Accrual of Obligation. Payor's obligation to pay the royalty shall accrue and become due and payable upon the sale or shipment from the Property of unrefined metals, dore metal, concentrates, ores or other Minerals or Minerals products or, if refined metals are produced, upon the outturn of refined metals meeting the requirements of the specified published price to Payor's account.

2.2       Futures or Forward Sales, Etc. Except as provided in Sections 1.2.1(a), 1.2.2(a) and 1.2.3 (a) (regarding sales of unprocessed gold and silver and sales of Minerals other than gold and silver), Gross Value shall be determined irrespective of any actual arrangements for the sale or other disposition of Minerals by Payor, specifically including but not limited to forward sales, futures trading or commodities options trading, and any other price hedging, price protection, and speculative arrangements that may involve the possible delivery of gold, silver or other metals produced from Minerals.

2.3       Monthly Calculations and Payments. Net Smelter Returns royalties shall be determined on a monthly basis. Payor shall pay Payor each monthly royalty payment on or before the last business day of the month immediately following the month in which the royalty payment obligation accrued. Payor acknowledges that late payment by Payor to Recipient of royalty payments will cause Recipient to incur costs, the exact amount of which will be difficult to ascertain. Accordingly, if any amount due and payable by Payor is not received by Recipient within ten (l0) days after such amount is due, then Payor shall pay to Recipient a late charge equal to ten percent (10%) of such overdue amount. Recipient's acceptance of such late charge shall not constitute a waiver of Payor' default with respect to such overdue amount, nor prevent Recipient from exercising any of Recipient's other rights and remedies. If any amount payable by Payor remains delinquent for a period in excess of thirty (30) days, Payor shall pay to Recipient, in addition to the late payment, interest from and after the due date at the statutory interest rate.

2.4      Statements. At the time of payment of the royalty, Payor shall accompany such payment with a statement which shows in detail the quantities and grades of refined gold, silver or other metals or dore, concentrates or ores produced and sold or deemed sold by Payor in the preceding month; the Monthly Average Gold Price and Monthly Average Silver Price, as applicable; costs and other deductions, and other pertinent information in detail to explain the calculation of the payment with respect to such month. Payment shall be made to the address provided in the agreement or instrument to which this Exhibit is attached for purposes of notices or by wire transfer to an account which Recipient designates.

Net Smelter Returns Exhibit

3

2.5      Inventories and Stockpiles. Payor shall include in all monthly statements a description of the quantity and quality of any gold or silver dore that has been retained as inventory for more than ninety (90) days. Recipient shall have thirty (30) days after receipt of the statement to either: (a) elect that the dore be deemed sold, with Gross Value to be determined as provided in Sections 1.2.1 (b), with respect to gold, and 1.2.2(b), with respect to silver, as of such thirtieth (30th) day utilizing the mine weights and assays for such dore and utilizing a reasonable recovery rate for refined metal and reasonable deemed charges for all deductions which Payor is authorized to take, or (b) elect to wait until such time as the royalty payment otherwise would become payable pursuant to Sections 1.2.1(b) and 1.2.2(b). The Payor's failure to respond within such time shall be deemed to be an election to use the methods described in Sections 1.2.1(b) and 1.2.2(b).

2.6       Audit. Upon reasonable notice and at a reasonable time, the Recipient shall have the right to audit and examine the Payor's accounts and records relating to the calculation of the Net Smelter Returns royalty payments. If such audit determines that there has been a deficiency or an excess in the payment made to Recipient, such deficiency or excess shall be resolved by adjusting the next monthly royalty payment due Recipient. Recipient shall pay all costs of such audit unless a deficiency of three percent (3%) or more of the royalty payment due for the calendar month in question is determined to exist. All books and records used by Payor to calculate the royalty payments shall be kept in accordance with generally accepted accounting principles applicable to the mining industry.

Net Smelter Returns Exhibit

4